Exhibit 11.1

Consent

We hereby consent to the inclusion of our report dated March 17, 2021 relating to the consolidated financial statements of Delhi Bank Corp. and Subsidiary as of December 31, 2020 and 2019 and for the years then ended, included in Post-Qualification Amendment No. 3 to the Regulation A Offering Statement on Form 1-A dated March 17, 2021 filed with the U.S. Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Wilkes-Barre, Pennsylvania
March 17, 2021